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                                                              Exhibit 11


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE
                     ---------------------------------
            (In Thousands, Except Share and Per Share Amounts)
                                (Unaudited)


                                                              Six Months
                                                            Ended June 30,
                                                      -------------------------
                                                        1994             1993
                                                      --------         --------
Average number of shares outstanding...........        205,100          204,658

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................            552              686
                                                      --------         --------
Total average number of common and common
  equivalent shares............................        205,652          205,344
                                                      ========         ========
Income before cumulative effect of changes in
  accounting principles........................       $503,579         $361,742

Cumulative effect to January 1, 1993 of
  changes in accounting principles.............             --         (175,226)
                                                      --------        ---------

Net Income.....................................       $503,579         $186,516
                                                      ========         ========

Earnings per share:

  Income before cumulative effect of changes
    in accounting principles...................       $   2.45         $   1.76

  Cumulative effect to January 1, 1993 of
    changes in accounting principles...........             --            (0.85)
                                                      --------         --------

  Net Income...................................       $   2.45         $   0.91
                                                      ========         ========
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